                                     Filed pursuant to Rule 424(b)(3) and 424(c)
                                                   Registration Number 333-60540


                              PROSPECTUS SUPPLEMENT
                       (To Prospectus dated May 24, 2001)

                                  $517,500,000

                             THE TJX COMPANIES, INC.

                     Liquid Yield Option(TM) Notes due 2021
                          (Zero Coupon - Subordinated)
                                       and
               Common Stock Issuable Upon Conversion of the LYONs

                         ------------------------------

     This document supplements the Prospectus dated May 24, 2001 relating to the resale by the holders of Liquid Yield Option(TM) Notes (Zero Coupon - Subordinated) due 2021 (the "LYONs") and the shares of Common Stock issuable upon conversion of the LYONs.

     This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus dated May 24, 2001.

     The following sets forth information as of the date of this Prospectus Supplement about the principal amount at maturity of LYONs and the underlying common stock beneficially owned by each selling securityholder that may be offered using this Prospectus. All information concerning beneficial ownership has been provided by the selling securityholders.

                       ADDITIONAL SELLING SECURITYHOLDERS

     The table below lists additional selling securityholders for the table on pages 29-32 of the Prospectus.

                                        Principal
                                        Amount at
                                       Maturity of
                                         LYONs
                                      Beneficially   Percentage    Number of Shares of    Percentage of
                                     Owned That May   of LYONs    Common Stock That May   Common Stock
       Name and Address                 Be Sold      Outstanding       Be Sold (1)       Outstanding (2)
       ----------------              -------------   -----------  ---------------------  ---------------

Oppenheimer Convertible Securities     $8,000,000       1.55%            130,668                *
   Fund
c/o Oppenheimer Funds, Inc.
2 WTC
New York, NY  10048

KBC Financial Products USA             $5,000,000         *               81,667                *
145 East 45th St.
2 Grand Central Tower
New York, NY 10017-3144


                             SELLING SECURITYHOLDERS

     The table below sets forth updated or corrected information regarding the selling securityholders listed on the table on pages 29-32 of the Prospectus.

                                        Principal
                                        Amount at
                                       Maturity of
                                         LYONs
                                      Beneficially   Percentage    Number of Shares of    Percentage of
                                     Owned That May   of LYONs    Common Stock That May   Common Stock
       Name and Address                 Be Sold      Outstanding       Be Sold (1)       Outstanding (2)
       ----------------              -------------   -----------  ---------------------  ---------------

Any other holder of LYONs or future   $166,247,000      32.13%           2,715,395            *
transferee, pledgee, donee or
successor of any holder (3) (4)


---------------
*    Less than 1%.

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     16.3335 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on 278,811,087 shares of common stock outstanding as of March 31, 2001. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS

PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

            The date of this Prospectus Supplement is June 26, 2001.

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Liquid Yield Option is a registered trademark of Merrill Lynch & Co., Inc.